Exhibit 8.1

620 Eighth Avenue
New York, New York 10018-1405
(212) 218-5500
fax (212) 218-5526
www.seyfarth.com

February 15, 2011

Mack-Cali Realty Corporation

343 Thornall Street

Edison, New Jersey 08837

Dear Ladies and Gentlemen:

We have acted as tax counsel to Mack-Cali Realty Corporation (the “Company”) in connection with the issuance and sale by the Company of 6,250,000 shares of the Company’s common stock, $0.01 par value per share (the “Issuance”).  In connection therewith, you have requested our opinion with respect to the qualification of the Company as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and the accuracy of the discussion included in (i) that certain Registration Statement on Form S-3 filed with the Securities and Exchange Commission on November 26, 2008 (the “Registration Statement”) under the heading “Material United States Federal Income Tax Considerations” and (ii) the Prospectus Supplement dated February 15, 2011 (the “Prospectus Supplement”) under the heading “Material United States Federal Income Tax Considerations.”

We hereby consent to the use of our opinions as an Exhibit to the Prospectus Supplement and to any and all references to our firm in the Prospectus Supplement in respect of these opinions. All defined terms used herein shall have the same meaning as used in the Registration Statement or the Prospectus Supplement.

FACTS AND ASSUMPTIONS RELIED UPON

In rendering the opinions expressed herein, we have examined the Articles of Incorporation and Bylaws of the Company, and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We have also assumed, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinions set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter.

We have reviewed the Registration Statement and the Prospectus Supplement and the descriptions set forth therein of the Company and its investments and activities. We have relied upon the representations of the Company and its affiliates regarding the manner in which the Company has been and will continue to be owned and operated. We have also relied upon the representations of the accountants for the Company regarding the type and amount of income received by the Company during its taxable year ended December 31, 2010 and the character and amount of distributions made with respect to its taxable year ended December 31, 2010, and the representations similarly made with respect to prior years of the Company.  We have neither independently investigated nor verified the accuracy of such representations, and we assume that such representations are true, correct and complete and that all representations made “to the best of the knowledge and belief” of any person(s) or party(ies) are and will be true, correct and complete as if made without such qualification. We assume that the Company has been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents, and the descriptions of the Company and its investments, and the proposed investments, activities, operations and governance of the Company set forth in the Registration Statement and the Prospectus Supplement continue to be true.

The foregoing representations have all been made to us as of the date hereof by officers and representatives of the Company. No facts have come to our attention that are inconsistent with such facts and representations.

OPINIONS

Based upon and subject to the foregoing, we are of the following opinions:

1.             Assuming that a timely election for REIT status had been made, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code and its method of operation as described in the representations referred to above will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

2.             The discussion contained in those portions of the Registration Statement under the caption “Material United States Federal Income Tax Considerations” as supplemented by the Prospectus Supplement under the caption “Material United States Federal Income Tax Considerations” fairly summarizes the United States federal income tax considerations that are likely to be material to a holder of the Company’s common stock.

The opinions expressed herein are based upon the Code, the Treasury Regulations promulgated thereunder, current administrative positions of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein and the tax consequences to the Company and the investors in the Company’s common stock.  In addition, as noted above, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the representations that are being made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information are, or later become, inaccurate or if any of the representations made to us are, or later become, inaccurate.

We express no opinion with respect to the Registration Statement or the Prospectus Supplement other than those expressly set forth herein. Furthermore, the Company’s qualification as a REIT will depend on the Company meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code necessary for a corporation to qualify as a REIT.  We will not review these operations, and no assurance can be given that the actual operations of the Company and its affiliates will meet these requirements or the representations made to us with respect thereto.

Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of an investment in the Company’s common stock.

Very truly yours,

/s/ Seyfarth Shaw LLP